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                              SUCCESSION AGREEMENT
                                 (Exhibit 10.29)

         This Succession Agreement (the "Agreement") is entered as of April 29, 1997, between Garden Botanika, Inc., a Washington corporation (the "Company"), and Myron E. Kirkpatrick ("Kirkpatrick").

                                    Recitals

         WHEREAS, Kirkpatrick has disclosed his intention to retire and resign from his position as the Company's Chief Financial Officer; and

         WHEREAS, the Company desires to provide continuity in the services now being provided to it by Kirkpatrick for the time believed necessary to identify Kirkpatrick's successor and provide for an orderly succession; and

         WHEREAS, in consideration of this Agreement, Kirkpatrick is willing to structure his retirement and resignation so as to accommodate the Company's desires.

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

         1. Salary. The Company hereby grants Kirkpatrick a five percent (5%) salary increase, effective as of April 1, 1997.

         2. Service During Transition Period. Kirkpatrick agrees to continue to serve full-time as the Company's Chief Financial Officer until the earlier of
(a) up to thirty (30) days following the date a successor Chief Financial Officer (the "Successor") is appointed and begins to serve in that position, or
(b) October 31, 1997 (in either case, the "Transition Period"), except that, at all times after the Successor initially begins to serve as the Company's Chief Financial Officer, the Successor shall be deemed the Company's sole Chief Financial Officer for the official conduct of the Company's business. The number of days, not to exceed thirty (30), that Kirkpatrick serves during the Transition Period shall be determined by the Successor, provided that no service shall be required beyond October 31, 1997.

         3. Six-Month Consulting Agreement. Following the Transition Period, Kirkpatrick shall be available to the Company for a period of six (6) months as a part-time, on-call consultant. As such, Kirkpatrick will advise and instruct the Successor, as well as the Company's Controller, its Director of Management Information Systems and/or its In-House Counsel, as to the proper assumption of Kirkpatrick's duties and as to such other matters that the parties believe are necessary or appropriate. Such consultation shall not, however, include the performance of routine work that would normally be done by the Chief Financial Officer or by a regular or temporary employee of the Company below the level of Chief Financial Officer. In addition, such consultation shall not include signing Company documents or reports.

         4. Outside Commitments. The parties understand and agree that, following the Transition Period, Kirkpatrick expects to be engaged in outside activities with time commitments that may conflict with his ability to consult in accordance with Paragraph 3. Specifically, the Company acknowledges and agrees that Kirkpatrick may spend up to four consecutive weeks on the East Coast of the United States, during which time he may be available to the Company only by telephone; Kirkpatrick agrees to schedule this absence so as to minimize the conflict with his consulting obligations regarding the first monthly sales release, the first quarterly earnings release and the first quarterly filing on Form 10-Q following the Transition Period; in addition, Kirkpatrick agrees to make himself reasonably available to the Company and to use his good faith in scheduling conflicting commitments so as not to undermine his consulting obligations hereunder.

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         5. Consulting Fees. In return for his consulting services, Kirkpatrick shall be paid $5,000 per month, bi-weekly through the Company's regular payroll system. While providing consulting services, Kirkpatrick shall remain eligible for all benefits customarily available to full-time officers of the Company. At the end of the six-month period, the Company agrees to cause unvested options for 5,000 shares of the Company's Common Stock with the lowest exercise price then held by Mr. Kirkpatrick (or, if lower, then held by any employee granted performance options with respect to employment subsequent to the date of this Agreement), to vest as of such date and to remain exercisable by him or his estate for a period of three years.

         6. Scope of Agreement. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that (i) Kirkpatrick retains the right to resign from his position with the Company at any time; (ii) the Company retains the right at any time to terminate Kirkpatrick for cause; and (iii) in the case of either (i) or (ii) above, Kirkpatrick would lose the unearned benefits of this Agreement (including, without limitation, the right to the accelerated vesting of options for 5,000 shares of the Company's Common Stock in accordance with Paragraph 5 above) .

         7. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of Kirkpatrick and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of the Company.

         8. Governing Law; Venue; Attorneys' Fees. This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the State of Washington. Any legal action, suit or proceeding with respect to this Agreement may be brought in the state courts of Washington State in King County, Washington or in the federal courts for the Western District of Washington. If any party to this Agreement seeks to enforce its rights under this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including reasonable attorneys' fees.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

GARDEN BOTANIKA, INC.                       KIRKPATRICK



By: /s/ Michael W. Luce                     /s/ Myron E. Kirkpatrick
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    Its President                           Myron E. Kirkpatrick